Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185318 and No. 333-232532 on Form S-8 of our reports dated January 29, 2020 (June 3, 2020 as to Notes 1, 12, 19, and 28), relating to the financial statements of Jefferies Financial Group Inc. and our report dated January 29, 2020 on the effectiveness of the Company's internal control over financial reporting appearing in the Current Report on Form 8-K of Jefferies Financial Group Inc. filed on June 3, 2020.

/s/ Deloitte & Touche LLP

New York, New York
June 3, 2020